Exhibit 99.1

Diedrich Coffee Reports $2.80 Net Income Per Share for Fiscal 2005

Results Include One-time Gain of $3.03 Per Share on Sale of Unit

Company Receives Nasdaq Deficiency Letter on Audit Committee Membership

Irvine, California, September 29, 2005—Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for the fiscal year ended June 29, 2005. For the year, the Company reported earnings of $14,623,000 or $2.80 per basic and diluted share compared to $251,000, or $0.05 per basic and diluted share, in fiscal 2004. The earnings for fiscal 2005 included a one-time after tax gain of $15,795,000, or $3.03 per basic and diluted share, on the sale of the international Gloria Jean’s franchise operations.

Net loss for the fourth quarter of fiscal 2005 was $1,032,000, or $0.20 per share compared to $12,000, or $0.00 per share for the fourth quarter of fiscal 2004. Fourth quarter 2005 results included the benefit of a $1,782,000 reduction in the income tax provision recorded in the first three quarters of the fiscal year.

Roger Laverty, President and Chief Executive of the Company, said “the sale of our international Gloria Jean’s trademarks has provided us with a unique opportunity to focus all our attention on the growth of our domestic operations. The proceeds of this transaction are being used to reduce debt and finance new stores. We continue to believe that the specialty coffee market in the United States is a terrific growth opportunity. We expect that successful expansion of our domestic brands will more than replace the international profit contribution.”

Discontinued Operations / Gain on Sale

As previously announced, the Company sold its international Gloria Jean’s operations to its former Australian master franchisee on February 11, 2005. Proceeds were $16 million in cash and an additional $7,020,000 in payments to be received over the six years following the sale. The Company currently accounts for its international Gloria Jean’s unit as Discontinued Operations. The Company continues to own and operate the Gloria Jean’s domestic retail, franchise and wholesale business that, together with the Diedrich Coffee and Coffee People businesses, comprise Continuing Operations.

Excluding the gain on the sale of the international operations, the earnings from Discontinued Operations for fiscal 2005 were $2,143,000, or $0.41 per basic and diluted share, compared to $1,898,000, or $0.37 per basic and diluted share, for fiscal year 2004.

Continuing Operations

Results from Continuing Operations for the fiscal year ended June 29, 2005 were a net loss of $3,315,000, or $0.64 per basic and diluted share, compared to a net loss of $1,647,000, or $0.32 per basic and diluted share, for the prior year. Current year results declined due to decreases in wholesale sales gross margins, additional in-store labor and supervision operating costs as well as increases in general and administrative expense due to higher fees for audit and tax, increased management costs incurred to provide for planned store growth, and increased workers compensation and franchise meeting costs.

Revenue

Total revenue for fiscal year 2005 increased $1,653,000, or 3.2%, to $52,538,000 in the current fiscal year.

Retail sales increased $273,000, or 0.9%, to $31,890,000 in fiscal year 2005 as a result of same store sales increases of 4.7% in company-operated stores and a net increase of four company-operated coffeehouses since the start of the prior fiscal year.

Wholesale sales for the year increased $1,621,000, or 10.9% to $16,482,000. Sales to third parties increased 21.5% from the prior year primarily due to strong sales performance in the Keurig “K-cup” line that increased by 27.6%.

Domestic franchise revenues decreased by $241,000, or 5.5%, to $4,166,000 in the 2005 fiscal year. The decrease was due to a net decrease of 14 stores from the beginning of fiscal 2004 and a 3.0% decline in same store sales for fiscal 2005.

Costs and Expenses

Cost of sales and related occupancy costs increased, as a percentage of retail and wholesale sales, from 53.0% in the 2004 fiscal year to 55.3% in fiscal 2005. These costs increased as a percentage of sales primarily due to a higher mix of wholesale sales and a lower mix of retail sales in the current year. Wholesale costs of sales are higher than those of retail.

Operating expenses increased slightly as a percentage of retail and wholesale sales for the year, from 35.9% of sales in fiscal 2004 to 36.1% this year. Retail operating expenses increased as a result of increased labor and supervision costs, but were partially offset by a higher mix of wholesale to retail sales. Wholesale operating expenses are lower, as a percentage of sales, than those of the company-operated retail stores.

General and administrative expenses increased as a percentage of total revenues from 18.9% in fiscal 2004 to 21.3% in the current year. The major increases were in the areas of audit and tax fees, higher management costs related to actual and planned new store growth, and higher worker’s compensation and franchise meeting costs.

Securities and Exchange Commission Filings

The Company also announced that, effective September 27, 2005 it had completed filing its Form 10-K/A for fiscal year 2004 in which the prior year’s financial statements had been restated to correct errors in its accounting for leases. The cumulative effect of the restatement on all prior years was a $402,000 decrease in previously reported earnings. The Company also completed its filing of its Form 10-K for fiscal year 2005 on September 29, 2005.

Nasdaq Deficiency Letter

The Company also announced that it had received a letter from The Nasdaq Stock Market Listing Qualifications Department advising it that it does not meet the audit committee requirements for continued listing on The Nasdaq Stock Market. Nasdaq Marketplace Rule 4350(d)(2) requires, in part, that an issuer have an audit committee composed of at least three independent directors. On July 15, 2005, the Company informed Nasdaq that Peter Churm, one of three members of the audit committee, had resigned as of that date. On September 22, 2005, the Company informed Nasdaq that Randy Powell, one of the remaining two members of the audit committee, had resigned effective September 21, 2005. Each of the directors cited personal reasons for their decisions and neither had any disagreement with the Company. Nasdaq has asked that the Company provide a specific plan and timetable to achieve compliance with the Rules on or before October 10, 2005. The Company is presently developing a plan to regain compliance.

Conference Call

Diedrich Coffee will be discussing these financial results with analysts and investors in a conference call. The conference call, hosted by Roger “Rocky” Laverty, CEO, and Marty Lynch, CFO, will take place on Friday, September 30, 2005 at 10:00 a.m. Pacific Time, 1:00 p.m. Eastern Time. The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com. A replay of the conference call will also be available by telephone at (888) 203-1112, pass-code I.D. # 5435330, from 1:00 p.m. PDT on September 30, 2005 through midnight on October 14, 2005.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s, Diedrich Coffee and Coffee People. The Company’s 201 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts, including office coffee service distributors, restaurants and specialty retailers, and via mail order and the Internet. For more information about Diedrich Coffee, visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage Diedrich Coffee’s growth strategy, adverse issues that arise in the context of a franchise business, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2005.

Information Contact:

Martin Lynch, Chief Financial Officer                                                                      (949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Sixteen Weeks Ended June 29, 2005	Sixteen Weeks Ended June 30, 2004	Fifty-Two Weeks Ended June 29, 2005	Fifty-Two Weeks Ended June 30, 2004
Retail sales	$10,090	$9,892	$31,890	$31,617
Wholesale and other	5,108	4,147	16,482	14,861
Franchise revenue	1,060	1,228	4,166	4,407
Total revenue	16,258	15,267	52,538	50,885
Cost of sales and related occupancy costs	8,872	7,351	26,765	24,642
Operating expenses	5,856	5,153	17,449	16,701
Depreciation and amortization	712	741	2,372	2,315
General & administrative expenses	3,629	2,847	11,178	9,597
Provision for asset impairment and restructuring costs	—	—	—	94
(Gain) loss on asset disposals	11	(8)	(4)	(2)
Total costs and expenses	19,080	16,084	57,760	53,347
Operating loss from continuing operations	(2,822)	(817)	(5,222)	(2,462)
Interest expense	(79)	(145)	(223)	(348)
Interest and other income, net	267	13	279	30
Loss from continuing operations before income tax provision	(2,634)	(949)	(5,166)	(2,780)
Income tax provision (benefit)	(1,851)	(387)	(1,851)	(1,133)
Loss from continuing operations	(783)	(562)	(3,315)	(1,647)
Discontinued operations, net of tax	(249)	550	17,938	1,898

Net income (loss)	$(1,032)	$(12)	$14,623	$251
Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.15)	$(0.11)	$(0.64)	$(0.32)
Income (loss) from discontinued operations, net	$(0.05)	$0.11	$3.44	$0.37
Net income (loss)	$(0.20)	$(0.00)	$2.80	$0.05
Weighted average and equivalent shares outstanding:
Basic and diluted	5,218	5,161	5,218	5,161

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	June 29, 2005	June 30, 2004
Cash	$10,493	$1,799
Accounts receivable, net	2,203	2,337
Inventories	3,426	2,815
All other assets	24,191	18,267
Total assets	$40,313	$25,218
Accounts payable	$2,642	$2,144
Current portion of long-term debt	—	200
All other current liabilities	5,369	4,758
Long-term debt, excluding current portion	—	783
Deferred rent	452	468
Other non-current liabilities	337	390
Total stockholders’ equity	31,513	16,475
Total liabilities and stockholders’ equity	$40,313	$25,218
Domestic retail units	201	200
International retail units	—	282
Total retail units (company and franchise, all brands)	201	482